Exhibit 99.1

Ultra Petroleum Announces 2015 Financial And Operating Results

ULTRA PETROLEUM REPORTS YEAR-END 2015 RESERVES

BOARD OF DIRECTORS APPROVE 2016 CAPITAL INVESTMENT PROGRAM

Company Provides 2016 Financial and Operational Guidance

HOUSTON, Feb. 18, 2016 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) reported fourth quarter and full-year 2015 operating and financial results. Highlights include:

  Produced 290.1 Bcfe of natural gas and crude oil, a 17 percent year-over-year increase,
  Reduced Pinedale well costs to $2.75 million for the fourth quarter of 2015, a decrease of 28% compared to average 2014 well costs,
  Generated operating cash flow(1) of $437.1 million during 2015,
  Earnings of $46.8 million for the year ended December 31, 2015, or $0.31 per diluted share – adjusted(2)

Fourth Quarter Results

During the fourth quarter of 2015, Ultra Petroleum produced 73.8 billion cubic feet equivalent (Bcfe) of natural gas and oil. The company's fourth quarter production was comprised of 68.9 billion cubic feet (Bcf) of natural gas and 818.1 thousand barrels of oil and condensate (MBbls).

The company's fourth quarter realized natural gas price was $2.61 per thousand cubic feet (Mcf), including realized gains and losses on commodity hedges. Excluding these effects, the company's average price for natural gas was $2.33 per Mcf. The company's fourth quarter realized oil and condensate price was $35.51 per barrel (Bbl). Fourth quarter results included an unrealized, mark-to-market loss of $19.5 million on the company's commodity hedges. The unrealized loss is typically excluded by the investment community in published estimates.

Ultra Petroleum reported operating cash flow(1) of $78.4 million, or $0.51 per diluted share during the fourth quarter. Ultra recognized $19.5 million of realized gains, or $0.13 per diluted share in cash flow, as a result of the company's commodity price hedges during the fourth quarter. Adjusted net income(2) was a loss of $39.0 million, or a $0.25 loss per diluted share for the quarter.

Ultra recorded a non-cash ceiling test write-down of $3.1 billion in the company's carrying value of its natural gas and oil properties stemming from low natural gas and oil prices. According to the full-cost method of accounting, Ultra is required to perform a ceiling test each quarter, which limits the carrying value of its natural gas and crude oil properties.

2015 Results

Ultra's production increased to 290.1 Bcfe for the year ended December 31, 2015. For 2015, production was comprised of 269.0 Bcf of natural gas and 3.5 million barrels of oil and condensate.

The company's average realized natural gas price during 2015 was $3.14 per Mcf, including realized gains and losses on commodity hedges. On an un-hedged basis, Ultra's average price for natural gas was $2.59 per Mcf. The company's average realized oil and condensate price was $40.31 per Bbl. Year-to-date 2015 results included an unrealized, mark-to-market loss of $104.2 million on the company's commodity hedges. The unrealized loss is typically excluded by the investment community in published estimates.

Ultra Petroleum reported operating cash flow(1) for the year-ended December 31, 2015 of $437.1 million, or $2.85 per diluted share. Ultra recognized $146.8 million of realized gains, or $0.96 per diluted share in cash flow, as a result of the company's commodity price hedges during the year ended December 31, 2015. Adjusted net income(2) was $46.8 million, or $0.31 per diluted share for the year ended December 31, 2015.

Wyoming - Operational Highlights

During the fourth quarter, Ultra Petroleum and its partners drilled 50 gross (38 net) Pinedale wells and placed on production 42 gross (24 net) wells.

The fourth quarter average initial production (IP) rate for new operated wells brought online was 8.0 million cubic feet equivalent (MMcfe) per day. Quarterly production averaged 737.9 MMcfe per day. Production is comprised of 703.5 million cubic feet per day of gas and 5,737 barrels per day of condensate. Total production during the fourth quarter was 67.9 Bcfe.

Year to date, Ultra Petroleum and its partners drilled 207 gross (144 net) Pinedale wells and placed on production 195 gross (126 net) wells. The company produced 265.1 Bcfe from Wyoming during the year ended December 31, 2015.

The company continues to improve operational efficiency as well as realize decreased service costs as outlined in the table below. Average well costs declined to $2.75 million during the fourth quarter of 2015, down 28% from 2014 average well costs of $3.8 million. Approximately 33% of the cost savings is related to productivity improvements and 67% is due to service cost reductions.

Pinedale Efficiency Gains
	Average Well Cost ($MM)	Spud to TD (Days)	Rig Release to Rig Release (Days)
FY 2014	$3.80	10.8	13.8
Q1 2015	$3.30	8.8	11.2
Q2 2015	$3.10	9.1	11.6
Q3 2015	$2.88	8.6	10.9
Q4 2015	$2.75	8.4	10.4

The table below outlines the internal rates of return (IRR's) the company expects to realize in Pinedale. The expected returns are for well costs between $2.8 million and $3.2 million per well and Estimated Ultimate Recoveries (EURs) ranging from 4.0 to 6.0 Bcfe for wellhead prices of $2.00 per Mcf and $40 per barrel.

Pinedale IRR's
Well Cost (millions)	Reserve Size (Bcfe)
	6.0	5.0	4.0
$2.8	34%	22%	12%
$3.0	29%	19%	10%
$3.2	25%	16%	8%
	Economics at $2.00 per Mcf; $40 per barrel

Utah - Operational Highlights

During the fourth quarter, net production in Utah averaged 4,003 barrels of oil equivalent per day. Drilling and completion operations remain suspended while the company focuses on its waterflood pilot.

Pennsylvania - Operational Highlights

The company averaged 40.5 MMcf per day during the fourth quarter. Curtailment of approximately 10 MMcf per day of net production was in place at the end of the third quarter but was restored during December. Drilling and completion operations remain suspended on the company's Pennsylvania properties.

Liquidity

At December 31, 2015, our total outstanding debt was $3.39 billion. The covenant for the outstanding debt at Ultra Resources, Inc., consisting of the senior unsecured revolving credit facility ("Credit Agreement") and senior notes, is based upon a debt to trailing twelve month EBITDA ratio that is not to exceed 3.5 times. At December 31, 2015, the consolidated leverage ratio was 3.4 times.

The debt at Ultra Petroleum Corp. is subject to an interest coverage ratio of a minimum of 2.25 times. At the end of the fourth quarter, the interest coverage was 3.3 times.

We recently borrowed $266.0 million under the Credit Agreement, which represented substantially all of the remaining undrawn amount under the Credit Agreement. As a result, no material further extensions of credit are available under the Credit Agreement. These funds are intended to be used for general corporate purposes. As of February 18, 2016, the company's cash on hand exceeds the amount recently borrowed under the Credit Agreement.

As of February 18, 2016, the total outstanding principal amount of our debt obligations was $3.76 billion, consisting of the following:

  $450.0 million of unsecured senior notes due 2018 issued by Ultra Petroleum Corp.;
  $850.0 million of unsecured senior notes due 2024 issued by Ultra Petroleum Corp.;
  $999.0 million under the senior unsecured Ultra Resources Credit Agreement; and
  $1.46 billion in unsecured senior notes issued by Ultra Resources, Inc.

The level of our indebtedness and the current commodity price environment has presented significant challenges as they relate to, among other things, our ability to comply with the financial and non-financial covenants in the agreements governing our indebtedness, our ability to amend, replace or refinance any or all of the agreements governing our indebtedness and otherwise raise significant additional capital, which may materially impact the operation of our business. In light of the company's near term maturities and covenant requirements, the company is evaluating a variety of strategic alternatives related to its capital structure. The company has engaged Kirkland & Ellis LLP as legal advisor and Rothschild and Petrie Partners as financial advisors.

YEAR-END 2015 RESERVES

For the year-ended December 31, 2015, the company's reserves totaled 2.5 trillion cubic feet equivalent (Tcfe) of total proved reserves with pre-tax estimated future net cash flows discounted at ten percent (PV-10) of $1.9 billion. Natural gas represents 92 percent of the company's proved reserves, with 95 percent of those reserves in Wyoming.

Due to uncertainty around financing the development of the company's proved undeveloped reserves (PUDs) over a five year period, all PUDs have be transferred and booked in the probable category as of December 31, 2015.

Ultra Petroleum Corp. Natural Gas and Oil Reserves December 31, 2015
2015 SEC Reference Pricing: $2.59/Mmbtu HHUB & $50.28/Bbl WTI 2015 Reserves Average Price: $2.21/Mcf & $42.36/Bbl
	Net Gas (BCF)	Net Oil (MMB)	Net NGL (MMB)	Net Equiv. (BCFE)	PV-10 (MM$)
Proved Reserves	2,336	22.2	9.8	2,528	$ 1,866

2016 Capital Investment Program

The board of directors approved Ultra's 2016 capital investment program of $260.0 million for the year. The company plans to allocate its capital investments according to the table below:

2016 Capital Investment Program ($ millions)
Drilling and Completion – Pinedale	$ 239.0
Corporate	13.0
Other	8.0
Total Capital Budget	$ 260.0

First Quarter and Full-Year 2016 Production Guidance

Ultra's 2016 annual production is expected to range between 265 – 280 Bcfe. First quarter production is expected to range between 70 – 73 Bcfe.

First Quarter 2016 Price Realizations and Differentials Guidance

In the first quarter of 2016, the company's realized natural gas price is expected to average 2 – 5 percent below the NYMEX price due to differentials, before consideration of any hedging activity. Realized pricing for crude oil and condensate is expected to be about 19 – 21 percent below the NYMEX price, prior to consideration of any hedging activity.

First Quarter 2016 Expense Guidance

Costs Per Mcfe	Q1 2016
Lease operating expenses	$ 0.42 – 0.44
Production taxes	$ 0.18 – 0.20
Gathering fees	$ 0.29 – 0.31
Total lease operating costs	$ 0.89 – 0.95

Transportation charges	$ 0.28 – 0.30
Depletion and depreciation	$ 0.40 – 0.45
General and administrative	$ 0.03 – 0.05
Interest and debt expense	$ 0.65 – 0.67
Total operating costs per Mcfe	$ 2.25 – 2.42

2016 Annual Income Tax Guidance

Ultra currently projects a zero percent book tax rate for 2016 and does not anticipate paying any cash taxes.

Conference Call Webcast Scheduled for February 18, 2016

Ultra Petroleum's fourth quarter 2015 results conference call will be available via live audio webcast at 11:00 a.m. Eastern Standard Time (10:00 Central Standard Time) Thursday, February 18, 2016. To listen to this webcast, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay will be archived on Ultra Petroleum's website.

Financial tables to follow.

Ultra Petroleum Corp.
Consolidated Statements of Income (unaudited)
All amounts expressed in US$000's,
Except per unit data
	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2015	2014	2015	2014
Volumes
Natural gas (Mcf)	268,953,855	228,516,834	68,914,688	64,247,839
Oil liquids (Bbls)	3,532,568	3,409,066	818,083	1,064,855
Mcfe - Total	290,149,263	248,971,230	73,823,186	70,636,969
Revenues
Natural gas sales	$696,730	$969,850	$160,253	$257,886
Oil sales	142,381	260,170	29,048	61,165
Total operating revenues	839,111	1,230,020	189,301	319,051
Expenses
Lease operating expenses	106,906	96,496	24,443	29,133
LGS operating lease expense	20,647	20,306	5,162	5,076
Production taxes	72,774	103,898	15,882	29,644
Gathering fees	87,904	59,931	22,545	18,858
Total lease operating costs	288,231	280,631	68,032	82,711
Transportation charges	83,803	77,780	21,226	19,900
Depletion and depreciation	401,200	292,951	121,438	88,141
Ceiling test and other impairments	3,144,899	-	3,144,899	-
General and administrative	7,387	19,069	(3,244)	4,332
Total operating expenses	3,925,520	670,431	3,352,351	195,084
Other (expense) income, net	(2,060)	2,618	(1,735)	2,673
Interest and debt expense, net	(171,918)	(126,157)	(43,494)	(42,196)
Litigation expense	(4,401)	-	-	-
Deferred gain on sale of liquids gathering system	10,553	10,553	2,638	2,638
Gain on sale of property	-	8,022	-	8,022
Realized gain (loss) on commodity derivatives	146,801	(47,664)	19,517	7,278
Unrealized (loss) gain on commodity derivatives	(104,190)	130,066	(19,515)	103,446
(Loss) income before income taxes	(3,211,624)	537,027	(3,205,639)	205,828
Income tax (benefit) - current	(3,414)	(6,819)	(753)	(4,895)
Income tax (benefit) provision - deferred	(990)	995	(246)	995
Net (loss) income	$(3,207,220)	$542,851	$(3,204,640)	$209,728

Ceiling test and other impairments	$3,144,899	$-	$3,144,899	$-
Litigation expense	4,401	-	-	-
Gain on sale of property	-	(8,022)	-	(8,022)
Unrealized (gain) loss on commodity derivatives	104,190	(130,066)	19,515	(103,446)
Other non-recurring adjustments	1,493	(2,951)	1,493	(2,951)
Deferred tax provision (benefit)	(990)	995	(246)	995
Adjusted net income (2)	$46,773	$402,807	$(38,979)	$96,304

Operating cash flow (1)	$437,147	$690,672	$78,440	$183,774
(see non-GAAP reconciliation)

Weighted average shares (000's)
Basic	153,192	153,136	153,255	153,108
Fully diluted	153,192	154,694	153,255	154,725

Earnings per share
Net income - basic	($20.94)	$3.54	($20.91)	$1.37
Net income - fully diluted	($20.94)	$3.51	($20.91)	$1.36

Adjusted earnings per share (2)
Adjusted net income - basic	$0.31	$2.63	($0.25)	$0.63
Adjusted net income - fully diluted	$0.31	$2.60	($0.25)	$0.62

Cash flow per share (1)
Cash flow per share - basic	$2.85	$4.51	$0.51	$1.20
Cash flow per share - fully diluted	$2.85	$4.46	$0.51	$1.19

Realized Prices
Natural gas (Mcf), including realized gain (loss) on commodity derivatives	$3.14	$4.03	$2.61	$4.01
Natural gas (Mcf), excluding realized gain (loss) on commodity derivatives	$2.59	$4.24	$2.33	$4.01
Oil (Bbl), including realized gain (loss) on commodity derivatives	$40.31	$76.47	$35.51	$64.38
Oil (Bbl), excluding realized gain (loss) on commodity derivatives	$40.31	$76.32	$35.51	$57.44

Costs Per Mcfe
Lease operating expenses	$0.37	$0.39	$0.33	$0.41
Operating lease expense	$0.07	$0.08	$0.07	$0.07
Production taxes	$0.25	$0.42	$0.22	$0.42
Gathering fees	$0.30	$0.24	$0.31	$0.27
Transportation charges	$0.29	$0.31	$0.29	$0.28
Depletion and depreciation	$1.38	$1.18	$1.64	$1.25
General and administrative - total	$0.03	$0.08	($0.04)	$0.06
Interest and debt expense	$0.59	$0.51	$0.59	$0.60
	$3.28	$3.21	$3.41	$3.36

Note: Amounts on a per Mcfe basis may not total due to rounding.

Adjusted Margins
Adjusted Net Income (3)	5%	34%	-19%	30%
Adjusted Operating Cash Flow Margin (4)	44%	58%	38%	56%

Ultra Petroleum Corp.
Supplemental Balance Sheet Data
All amounts expressed in US$000's

	As of
	December 31,
	2015	2014
	(unaudited)
Cash and cash equivalents	$4,143	$8,919
Total debt:
Bank indebtedness	630,000	518,000
Senior Notes	2,760,000	2,860,000
	$3,390,000	$3,378,000

Reconciliation of Operating Cash Flow and Net Cash Provided by Operating Activities (unaudited)
All amounts expressed in US$000's
The following table reconciles net cash provided by operating activities with operating cash flow as derived from the company's financial information.

	For the Year Ended		For the Quarter Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net cash provided by operating activities	$515,538	$712,584	$104,333	$197,422
Net changes in operating assets and liabilities and other non-cash items*	(78,391)	(21,912)	(25,893)	(13,648)

Net cash provided by operating activities before changes in operating assets and liabilities	$437,147	$690,672	$78,440	$183,774

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes certain non-GAAP performance measures may provide users of this financial information with additional meaningful comparisons between current results and the results of the company's peers and of prior periods.

(1) Operating Cash Flow is defined as Net cash provided by operating activities before changes in operating assets and liabilities and other non-cash items. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

Management presents the following measures because (i) they are consistent with the manner in which the company's performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

(2) Adjusted Net Income is defined as Net income (loss) adjusted to exclude certain charges or amounts in order to exclude the volatility associated with the effects of non-recurring charges, non-cash mark-to-market gains or losses on commodity derivatives, non-cash ceiling test impairments and other similar items.

(3) Adjusted Net Income Margin is defined as Adjusted Net Income divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

(4) Adjusted Operating Cash Flow Margin is defined as Operating Cash Flow divided by the sum of Oil and natural gas sales plus Realized gain (loss) on commodity derivatives.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol "UPL". Additional information on the company is available at www.ultrapetroleum.com.

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company's businesses are set forth in its filings with the SEC, particularly in the section entitled "Risk Factors" included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, the timing and extent of changes in prices for oil and gas, particularly in Wyoming and Utah, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, the company's ability to comply with the covenants in the agreements governing its indebtedness, amend, replace or refinance any or all of its debt agreements, or secure capital in sufficient amounts or on acceptable terms, increased competition, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC. Full details regarding the selected financial information provided above will be available in the company's report on Form 10-K for the year ended December 31, 2015.

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CONTACT: Sandi Kraemer, Director, Investor Relations and External Reporting, Phone: 281-582-6613, Email: skraemer@ultrapetroleum.com